February 26, 1996


Securities and Exchange Commission
450 Fifth Street, NW
Washington, DE 20549

Re:	American International Life Assurance Company of New York
	Variable Account A
	Registration Numbers 33-9144, 33-39170 and 33-58502

Gentlemen:

I am Assistant Secretary and Associate Counsel for American International Life
 Assurance Company of New York (the "Company"), a New York stock life insurance corporation. In connection with the offering of Deferred Variable Annuity Contracts (the "Contracts") of Variable Account A (the "Account"), a segregated investment account of the Company, I have examined such records and documents and have made such further investigation and examination as I deemed necessary for the purpose of this opinion.

It is my opinion that the Contracts, the registration of which is made definite by the accompanying Rule 24f-2 Notice of the Account, were legally issued, fully paid and non-assessable by the Account to the extent set forth in the Account's prospectus forming part of its Registration Statement on Form N-4 filed under the Securities Act of 1933 as Registration Numbers 33-9144, 33-39170 and 33-58502.

I hereby consent to the filing of this opinion with said Rule 24f-2 Notice.

Sincerely,

Kenneth D. Walma

Kenneth D. Walma
Assistant Secretary and Associate Counsel